Exhibit 99.3

NEWS

FOR IMMEDIATE RELEASE

VEECO WINS PRELIMINARY INJUNCTION IN PATENT INFRINGEMENT LAWSUIT

Ruling prohibits supplier from selling wafer carriers for competitor’s MOCVD tools

Plainview, N.Y., November 2, 2017 — Veeco Instruments Inc. (Nasdaq: VECO) announced today that the United States District Court for the Eastern District of New York granted Veeco’s motion for a preliminary injunction against SGL Carbon, LLC (SGL), a supplier of wafer carriers to Advanced Micro-Fabrication Equipment Inc. (AMEC).  The injunction prohibits the sale of wafer carriers by SGL for use in susceptorless Metal Organic Chemical Vapor Deposition (MOCVD) systems using Veeco’s patented technology, including wafer carriers designed for AMEC MOCVD systems.

“This ruling affirms the strength of Veeco’s intellectual property and its worldwide patent portfolio,” said John R. Peeler, Chairman and CEO of Veeco.  “Veeco takes enforcement of its IP seriously, and will not hesitate to protect its significant investment in research & development, including its patents in the U.S., Europe and Asia — particularly in China.”

The ruling takes effect immediately and prohibits SGL from shipping wafer carriers using Veeco’s patented technology without Veeco’s express authorization.  This prohibits SGL from supplying wafer carriers for use in all AMEC MOCVD systems.  The Court also ruled that Veeco showed a “clear likelihood of success” on its claim that Veeco’s patent on wafer carriers for use in susceptorless MOCVD reactors is infringed by SGL and that the patent is valid, despite SGL’s arguments to the contrary.  SGL had argued that its wafer carriers were based on AMEC’s specifications.  This ruling shows that AMEC does not respect Veeco’s intellectual property rights.  Preliminary injunctions are rare in patent cases, because the legal requirements to issue such an injunction prohibiting sales prior to a jury verdict on patent infringement are very stringent.  Thus, this ruling shows the clear nature of SGL’s and AMEC’s violation of Veeco’s IP.

This action for patent infringement was commenced by Veeco against SGL Carbon, LLC and SGL Carbon SE on April 12, 2017 in the federal court for the Eastern District of New York.  SGL manufactures wafer carriers which are used in susceptorless MOCVD systems.  In addition to the preliminary injunction, Veeco is seeking a post-trial permanent injunction, monetary damages and other relief.

About Veeco

Veeco (NASDAQ: VECO) is a leading manufacturer of innovative semiconductor process equipment.  Our proven MOCVD, lithography, laser annealing, ion beam and single wafer etch & clean technologies play an integral role in producing LEDs for solid-state lighting and displays, and in the fabrication of advanced semiconductor devices.  With equipment designed to maximize performance, yield and cost of ownership, Veeco holds technology leadership positions in all these served markets.  To learn more about Veeco’s innovative equipment and services, visit www.veeco.com.

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Veeco Instruments Inc.

Investors: Sam Maheshwari 516-677-0200 x1472 investorrelations@veeco.com	Media: Jeffrey Pina 516-677-0200 x1222 jpina@veeco.com